Exhibit 99.1

Israel Acquisitions Corp Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing February 28, 2023

February 27, 2023 07:00 ET | Source: Israel Acquisitions Corp.

BEE CAVE, Texas, Feb. 27, 2023 (GLOBE NEWSWIRE) -- Israel Acquisitions Corp (the "Company") (NASDAQ: ISRLU) announced today that, commencing on February 28, 2023, holders of the units sold in the Company's initial public offering may elect to separately trade the Company's Class A ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and the warrants that are separated will trade on the Nasdaq Global Market ("Nasdaq") under the ticker symbols "ISRL" and "ISRLW," respectively. Those units not separated will continue to trade on Nasdaq under the symbol "ISRLU." Holders of the units will need to have their brokers contact American Stock Transfer & Trust Company, the Company's transfer agent, to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Israel Acquisitions Corp

The Company is a Cayman Islands exempted company incorporated as a blank-check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus on high-growth technology companies that are domiciled in Israel, and that either carry out all or a substantial portion of their activities in Israel or have some other significant Israeli connection. The management team is led by Chairman, lzhar Shay, Chief Executive Officer, Ziv Elul, and Chief Financial Officer, Sharon Barzik Cohen.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

contact@israelspac.com

1-800-508-1531